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                                    BYLAWS OF

                     SECURITY BENEFIT LIFE INSURANCE COMPANY






                KNIGHTS & LADIES OF SECURITY - FEBRUARY 22, 1892

                SECURITY BENEFIT ASSOCIATION - SEPTEMBER 24, 1919

            SECURITY BENEFIT LIFE INSURANCE COMPANY - JANUARY 2, 1950

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                                    BYLAWS OF

                     SECURITY BENEFIT LIFE INSURANCE COMPANY

ARTICLE I - OFFICES

    1. The Home Office and principal place of business of the Company shall be in the city of Topeka, state of Kansas. The Company may also establish branch offices at such other places as the Board of Directors may from time to time determine.

ARTICLE II - MEETINGS OF POLICYHOLDERS

    1. A meeting of the policyholders for the election of directors shall be held annually at the home office of the company at two o'clock p.m. on the first Tuesday in June. The first annual meeting shall be held on the first Tuesday in June in the year 1952. Subsequent annual meetings shall be held on the first Tuesday in June in each year thereafter.

    2. Notice of the time and place of the annual meeting shall be given by imprinting the same on either premium notices, premium receipts, premium record stubs, or on annual reports mailed to the policyholders.

    3. Special meetings of policyholders may be called at any time, for any purpose or purposes whatsoever, by the President, the Chief Executive Officer, the Chairman of the Board or by the vote of a majority of the entire number of the members of the board of directors.

    4. Notice of the time and place of any special meeting shall be given to all policyholders who were shown on the records of the Company to be policyholders on the date fixed by the Board for the purpose of determining the members entitled to notice of and to vote at the special meeting (the "Record Date"), which date shall be not less than 10 nor more than 90 days before the date of such meeting, in writing and mailed to the policyholder at his or her last known address as indicated by the Company's records. Notice of any special meeting shall specify the place, the day and the hour of the meeting and the general nature of the business to be transacted. Such notice shall be given not less than 10 nor more than 60 days before the date of the meeting.

ARTICLE III - VOTING

    1. The qualified voters of the company shall consist of every policyholder. For the purpose of this section the term "policyholder" shall mean (1) the person insured under an individual policy of insurance issued upon the application of such person; (2) the person who effectuates any such policy upon the life of another; (3) the person to whom any annuity or pure endowment is presently or prospectively payable by the terms of an individual annuity or pure endowment policy, except where the policy declares some other person to be the owner thereof, in which case such owner shall be deemed to be the policyholder; or (4) the employer, firm, group or association to whom or in whose name a master policy or contract of group insurance or other from of group hospital or disability insurance, including group

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        annuity, shall have been issued and held, which employer, firm, group or association shall be deemed to be one policyholder within the meaning of this section. No other person shall be deemed to be a "policyholder" for the purpose of this section. A policyholder as defined in this section shall be entitled to only one vote regardless of the number or size of his policies or contracts. The policyholder may vote in person; or may vote by proxy signed by the person legally entitled to vote the same, provided the proxy shall be received by the Company by the close of business on the day preceding the date of the meeting at which such proxy is to be voted.

    2. The qualified policyholders present, in person or by proxy, at any annual or special meeting shall constitute a quorum and any matter properly before the meeting shall be decided by a majority of the policyholders present, unless a different percentage is prescribed by law.

    3. Each qualified policyholder present at the annual meeting shall have the right to cast as many votes in the aggregate as shall equal the number of directors to be regularly elected. Each qualified policyholder, in person or by proxy, may cast the whole number of votes for one candidate or may divide his votes among two or more candidates.

    4. Notwithstanding any inconsistent provisions of this section, if the company by action of its directors establishes one or more separate accounts for purposes of issuing contracts providing benefits which vary directly according to the investment experience of such separate account or accounts, the directors, upon approval of the rules and regulations for each separate account will set forth the special voting rights and procedures for owners of variable contracts under such separate account relating to investment policy, investment advisory services, selection of independent public accountants, and such other matters as they deem appropriate in relation to the administration of the assets of such separate account.

ARTICLE IV - BOARD OF DIRECTORS

    1. The management of all the affairs, property and business of the company shall be vested in and exercised by a board of directors of ten (10) persons, all of whom shall be policyholders in the company. The board of directors may from time to time appoint an executive committee and other committees with such powers as it may see fit, subject to such conditions as may be prescribed by the board. All committees so appointed shall report their acts and doings to the board of directors at its next meeting. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the board of directors to act at the meeting in the place of any such absent or disqualified member.

    2. The directors now in office shall continue to hold office for the remainder of the terms for which they were severally elected.

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    3.  At each annual meeting there shall be elected not less than one-fifth nor more than one-third of the members of the board of directors to serve for not more than five years nor more than three years respectively.

    4. The board of directors shall, at least ninety days prior to any annual meeting, nominate candidates for each vacancy in the board to be filled at such annual meeting.

    5. Any group of qualified policyholders equal in number to or greater in number than one percent of the total number of policies of the company in force may make other nominations for one or more vacancies in the board of directors by filing with the secretary, at least ninety days prior to any annual meeting, a duly signed and acknowledged certificate giving the names and addresses of the candidates nominated. Upon receiving such certificate, the secretary shall thereupon report the receipt thereof to the board of directors at its first regular meeting following receipt of such certificate.

    6. Should the board of directors fail to nominate candidates for vacancies in the board of directors to be filled at the annual meeting as provided in Section 4 hereof, and should the policyholders fail to nominate candidates for vacancies in the board of directors to be filled at the annual meeting then, and in such case, vacancies to be filled at the annual meeting may be filled by the policyholders.

    7. Any vacancy in the board occurring in the interim between annual meetings shall be filled by the remaining members thereof until the next annual meeting, at which time a successor shall be elected to fill the unexpired term except vacancies occurring by reason of increase in number of directors, in which event such vacancies shall be filled at the annual meeting.

    8. Regular and special meetings of the board of directors may be held at such place or places within or without the state of Kansas as the board of directors may from time to time designate. Special meetings of the board of directors may be called at any time by the president or by any three directors. The secretary shall give notice of each special meeting by mailing the same at least two days before the meeting or by telegraphing the same at least one day before the meeting to each director, but such notice may be waived by any director. Unless otherwise indicated in the notice thereof, any and all business may be transacted at a special meeting. The number of directors necessary to constitute a quorum shall be not less than five; except that if the board of directors consists of nine members or less, a majority may constitute a quorum.

    9. The fee to be paid to the directors for their services shall be fixed by resolution of the board.

    10. The board of directors may appoint advisory directors to serve for a period of not more than one year. Such appointed directors shall act only in an advisory capacity without right to vote. An advisory director may be removed by the board of directors whenever in its judgment the best interests of the company would be served thereby. The fee to be paid advisory directors for their services shall be fixed by resolution of the board.

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    11. Nothing in this Article, however, should be construed as to prevent the directors from establishing one or more separate accounts for purposes of issuing contracts with variable benefits and approving such additional voting rights for variable contract owners as may be authorized or required by the law.

ARTICLE V - OFFICERS

    1. The officers of the company shall be a chairman of the board, a president, one or more vice presidents, a treasurer, a secretary, an actuary, and such other officers as may be appointed by the board of directors. Any two or more offices may be held by the same person, except the offices of president and secretary. All officers of the company, except appointed officers, shall be elected annually by the board of directors at the first meeting of the board of directors held after each annual meeting of the policyholders. If the election of officers shall not be held at such meeting, such election shall be held as soon thereafter as conveniently may be. Vacancies may be filled or new offices filled at any meeting of the board of directors. Each officer shall hold office until his successor shall have been duly elected or appointed and shall have qualified, or until his death, or until he shall have resigned or shall have been removed in the manner hereinafter provided.

        Any officer elected or appointed by the board of directors may be removed by the board of directors whenever in its judgment the best interest of the company would be served thereby, but such removal shall be without prejudice to the contract rights, if any, of the person so removed.

    2. The chairman of the board shall preside at all meetings of policyholders or directors and shall perform such other duties as shall be assigned to him by the board of directors. In the absence of the chairman of the board, the president shall preside over meetings of policyholders or directors.

    3. The president shall be chief executive officer of the company, unless the chairman of the board is so designated, and he shall perform such other duties as are incident to the office of the president or are properly assigned to him by the board of directors.

    4. The vice presidents shall have such powers and discharge such duties as may be assigned to them from time to time by the board of directors.

    5. The treasurer shall have charge and custody of and be responsible for all funds and securities of the company; shall disburse the funds of the company in payments of just demands against it or as may be ordered by the board of directors, and in general perform all the duties incident to the office of treasurer and such other duties as may from time to time be assigned to him by the board of directors. The assistant treasurer, if any, may sign in place of the treasurer with the same force and effect as the treasurer is authorized to sign.

    6. The secretary shall keep the minutes of meetings of the policyholders and of the board of directors, see that all notices are duly given in accordance with the provisions of these

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        bylaws or as required by law; shall be custodian of the corporate records and seal of the company, and in general perform all duties incident to the office of secretary and such other duties as may from time to time be assigned to him by the board of directors. The assistant secretary, if any, may sign and attest documents with the same force and effect as the secretary is authorized to sign and attest.

    7. The actuary shall have general supervision over all computations relating to premium rates, policy dividends, reserves and surrender values, preparation of the annual statement of the company, perform such other duties as are incident to his office and such other duties as may from time to time be assigned to him by the board of directors. In absence or inability of the actuary, his duties may be performed by an associate actuary or by an assistant actuary.

    8. The salaries of the officers shall be fixed from time to time by the board of directors, and no officer shall be prevented from receiving such salary by reason of the fact that he is also a director of the company.

    9. The company shall indemnify every person, his heirs, executors or administrators, who is or was a director, officer, or employee of the company, or is or was serving at the request of the company as a director, officer or employee of another business entity, to the full extent permitted or authorized by the laws of the state of Kansas, as now in effect and as hereafter amended, against any liability, judgment, fine, amount paid in settlement, cost or expense (including attorney's fees) asserted or threatened against and incurred by such person in his capacity as or arising out of his status as a director, officer, or employee of the company or, if serving at the request of the company as a director, officer or employee of another business entity. The indemnification provided by this bylaw provision shall not be exclusive of any other rights to which those indemnified may be entitled under any other bylaw or under any agreement, vote of stockholders or disinterested directors or otherwise, and shall not limit in any way any right which the company may have to make different or further indemnifications with respect to the same or different persons or classes of persons.

ARTICLE VI - SEAL

    1. The corporate seal of the company shall consist of two concentric circles between which shall be the name of the company and in the center of which shall be inscribed the year of its incorporation.

ARTICLE VII - FRATERNAL CERTIFICATES

    1. The gross premium payable with respect to each fraternal certificate issued by the corporation shall be the sum designated prior to transformation of the corporation from a fraternal benefit society to a mutual life insurance company as home office premium plus a collection charge equal to the sum paid prior to such transformation as subordinate council dues or collection fee. Provided, however, that the annual collection charge payable with respect to each fraternal certificate shall not in any case exceed $2.40.

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    2.  The gross premium for each fraternal certificate shall become due and payable, without notice, on the first day of the calendar month following the period for which prior payment has been made. The first calendar month following the period for which payment has been made shall be allowed as a grace period during which the certificate shall remain in full force and effect. If the gross premium for any certificate is not paid when due or within the grace period, such certificate shall be in default and all rights and benefits thereunder shall be forfeited, without notice, except as may otherwise be provided by the terms of such certificate.

    3. Every fraternal certificate which shall become in default on account of nonpayment of gross premiums may be reinstated at any time within sixty days after the date of such default by payment in full of the gross premiums in arrears, provided the insured under such certificate is in sound mental and physical condition on the date of such payment. Any payment of gross premiums made for the purpose of effecting reinstatement under the provisions of this section shall constitute a representation by the insured making such payment that he or she is in sound mental and physical condition; and the receipt and retention of such payment shall not effect reinstatement of the certificate if the insured is not in sound mental and physical condition.

    4. Every fraternal certificate which shall become in default on account of nonpayment of gross premiums, and which shall not have been reinstated within sixty days after the date of such default, may be reinstated only in accordance with and as permitted by the rules and regulations for reinstatement prescribed by the board of directors.

    5. Any person or corporation may be appointed as a beneficiary in a fraternal certificate, except as eligibility with respect to beneficiaries may be restricted by the laws of the state in which the certificate was first delivered to the insured.

    6. The owner of a fraternal certificate in force may at any time change the beneficiary by filing a satisfactory written notice therefor with the company at its home office. The fraternal certificate need not be presented for endorsement except upon written request of the company. A change of beneficiary shall not be effective until it has been recorded by the company at its home office. After such recordation, the change shall relate back to and take effect as of the date the owner signed said written request, whether or not the insured be living at the time of such recordation, but without prejudice to the company on account of any payment made by it before receipt of such written request at its home office. If there be more than one beneficiary the interest of any deceased beneficiary shall pass to the survivor or survivors, unless otherwise directed by the owner and recorded at the home office. If no designated beneficiary survives the insured, the amount payable under the certificate shall be paid in a lump sum to the executors or administrators of the insured.

    7. Whenever the age of an insured in a fraternal certificate has been understated in his or her application for insurance, and the correct age was within the age limits of the corporation, the amount of the death benefit payable under such certificate shall be such as the premiums

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        paid would have purchased at the correct age according to the corporation's premium rates in force on the issue date of the certificate. If the correct age of the insured was not within the age limits of the corporation, the liability of the corporation under his or her certificate shall be the premiums paid thereon. If the age has been overstated in the application, no additional amount of insurance or other values shall be granted on account of any excess premium paid, but such excess premium shall be returned without interest.

    8. That part of the gross premium designated prior to transformation of the corporation as home office premium shall, with respect to fraternal certificates issued on the pure assessment plan, be payable in accordance with the following premium table:

                        PREMIUMS PER $1,000 OF INSURANCE

  AGE NEAREST                             AGE NEAREST
   BIRTHDAY     MONTHLY        ANNUAL       BIRTHDAY        MONTHLY      ANNUAL

      16        $1.15          $13.25          49            $3.25        $37.45
      17         1.20           13.50          50             3.40         39.25
      18         1.20           13.80          51             3.60         41.10
      19         1.20           14.10          52             3.75         43.10
      20         1.25           14.40          53             3.95         45.30
      21         1.30           14.75          54             4.15         47.55
      22         1.30           15.10          55             4.35         50.00
      23         1.35           15.45          56             4.60         52.65
      24         1.40           15.80          57             4.85         55.45
      25         1.40           16.20          58             5.10         58.45
      26         1.45           16.65          59             5.40         61.65
      27         1.50           17.10          60             5.70         65.05
      28         1.50           17.55          61             6.00         67.25
      29         1.55           18.05          62             6.40         71.10
      30         1.60           18.55          63             6.80         75.30
      31         1.65           19.10          64             7.20         79.85
      32         1.70           19.70          65             7.65         84.70
      33         1.75           20.30          66             8.15         89.95
      34         1.80           20.95          67             8.65         95.60
      35         1.90           21.65          68             9.25        101.70
      36         1.95           22.40          69             9.85        108.30
      37         2.00           23.15          70            10.55        115.45
      38         2.10           24.00          71            11.30        123.15
      39         2.15           24.85          72            12.15        131.55
      40         2.25           25.80          73            13.00        140.60

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  AGE NEAREST                             AGE NEAREST
   BIRTHDAY     MONTHLY        ANNUAL       BIRTHDAY        MONTHLY      ANNUAL

      41         2.30           26.80          74            14.00        150.50
      42         2.40           27.85          75            15.10        161.20
      43         2.50           28.95          76            16.25        172.85
      44         2.60           30.15          77            17.55        185.55
      45         2.70           31.45          78            19.00        199.35
      46         2.85           32.80          79            20.60        214.45
      47         2.95           34.25          80 and over   22.35        230.90
      48         3.10           35.90

        The premium rates as stated in said table shall be based upon the attained age nearest birthday of the insured as of July 1, 1935. Each insured under a pure assessment fraternal certificate shall, after premiums in accordance with the above table have been paid for three full years, be entitled to the nonforfeiture options of extended term insurance, paid up insurance or certificate loans to the extent of the tabular reserve to the credit of such certificate.

    9. Any insured under a pure assessment fraternal certificate may, in lieu of making premium payments in accordance with the premium table specified in the preceding section, elect to continue to make monthly payments upon his certificate at the rate paid for the month of January, 1935. In the event of such election, the certificate upon which such payment is made shall automatically be reduced to such face amount of whole life insurance (with the reserve thereon computed according to the American Experience Table of Mortality with an interest assumption of 4%) as the payment actually made would purchase at the rates specified in said premium table for the attained age nearest birthday of the insured as of July 1, 1935. The payment by any insured for the month of July, 1935, and subsequent months at the rate paid by such insured for the month of January, 1935, shall be considered an election by such insured to reduce the amount of his certificate and continue the same in force for such reduced face amount. Each insured who elects to continue to make monthly payments upon his certificate at the rate paid for the month of January, 1935, shall, after such payments have been made for three full years, be entitled to the nonforfeiture options of extended term insurance, paid up insurance or certificate loans to the extent of the tabular reserve to the credit of such certificate.

    10. Every fraternal certificate issued prior to January 1, 1938, which contains nonforfeiture provisions is, with respect to such provisions, hereby amended as follows:

            In the event the owner does not within sixty days after the due date of any premium in default elect in writing any of the other available nonforfeiture options, the insurance will be automatically continued in force as nonparticipating extended term insurance in accordance with the extended term insurance provision of the certificate: Provided, however, that the insurance under a certificate which does not contain an extended term insurance provision will be automatically continued in

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            force as nonparticipating paid up insurance in accordance with the paid up insurance provision of the certificate.

    11. The owner of each fraternal certificate in good standing prior to the transformation of the corporation from a fraternal benefit society to a mutual life insurance company shall have the right after such transformation to transfer the insurance evidenced by such certificate to the mutual life plan in the manner provided by law. The company shall not have the right to levy an assessment against the owner of such transferred insurance or impose a lien against the reserve standing to the credit thereof.

    12. The right and power heretofore existing in the corporation to levy an assessment in addition to the gross premiums payable with respect to each fraternal certificate is hereby irrevocably waived.

    13. The term "fraternal certificate," wherever the same appears in these bylaws, shall mean and apply to all beneficiary certificates issued by the corporation prior to its transformation from a fraternal benefit society to a mutual life insurance company.

ARTICLE VIII - AMENDMENTS

    1. These bylaws may be amended, changed or repealed by a majority of the board of directors at any regular or special meeting of the board. They may also be amended, changed or repealed at any annual meeting of the policyholders by a majority vote of the policyholders at any annual meeting, provided that such proposed amendment, change or repeal to be considered at the annual meeting of the policyholders shall have been submitted in writing and filed with the secretary at least ninety days before the time for holding the annual meeting at which action thereon is to be taken.